Exhibit 23.2
INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Capital Factors Holding, Inc. on Form S-1 of our report dated February 28, 1996 (March 4, 1996 as to the second paragraph of Note 13, May 16, 1996 as to the third paragraph of Note 13 and June __, 1996 as to the first paragraph of Note 13) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Ft. Lauderdale, Florida
June 13, 1996



The above consent is in the form which will be signed by Deloitte & Touche LLP upon the issuance of the Independent Auditors' Report which is expected to be rendered upon consummation of the 10,000-for-one stock split described in the first paragraph of Note 13 to Consolidated Financial Statements.

/s/ DELOITTE & TOUCHE LLP

Ft. Lauderdale, Florida
June 13, 1996